Dear Shareholder,

Record years have become something of a habit for us at Nu Skin—2011 was no exception. We were able to meet or exceed all of our annual objectives, as highlighted by:

•	Record annual revenue of $1.74 billion, a 13 percent improvement over 2010

•	Earnings of $2.38 per share, or $2.69 per share when excluding the impact of charges related to Japan’s custom case—an increase of 27 percent

•	An increase of 7 percent in active distributors and a 17 percent jump in our executive distributor ranks, generating a record $751 million in commissions paid

•	Paying a record $37 million in dividends and repurchasing $67 million of common stock

As we look to 2012 and beyond, momentum continues to work in our favor. We have the ammunition we need to grow and are focused on several key success drivers, including:

•	A compelling and vibrant business opportunity that continues to attract a growing number of entrepreneurs

•	Our exclusive ‘super class’ of ageLOC® anti-aging products featuring breakthrough genetic science that target aging at its source

•	The global roll out of our latest product innovations—ageLOC® R2 and the ageLOC® Galvanic Body Spa™ System

•	Continued growth in emerging markets

•	Improving trends in our mature markets—Japan and the United States

Together, these factors result in a ‘NU GENERATION’ OF SUCCESS as we strive to achieve our long-term vision of becoming the world’s leading direct selling company.

A ‘NU GENERATION’ OF OPPORTUNITY

When it comes to sustaining growth, it begins with our sales force—more than 855,000 independent distributors in 52 markets. During 2011, our distributor ranks reached a record high, with active distributors increasing 7 percent and our executive distributors—the leaders in the sales force—increasing 17 percent. We also paid a record $751 million in annual commissions to our distributors—commissions that are making a big difference in the lives of our distributors and their families.

We are pleased that more and more entrepreneurs are choosing Nu Skin. Our distributors recognize the tremendous business opportunity that emanates from the rapidly expanding anti-aging industry—a market expected to grow 24 percent to reach $300 billion by 2015*—and their ability to beneﬁt from Nu Skin’s exclusive ageLOC® products, generous compensation model, and commitment to continual innovation.

As we travel throughout the world, we gain an even deeper appreciation for the truly remark- able group of people who comprise the Nu Skin family. These hardworking and passionate individuals represent the world’s best and brightest, and we appreciate their unyielding commitment to enhancing the quality of life for their families, sales teams, and customers.

* Source: Euromonitor

A ‘NU GENERATION’ OF PRODUCTS

In 2011, our ageLOC super-class of anti-aging products continued to be a strong growth catalyst. The tremendously successful limited-time offers of the ageLOC® Galvanic Body Spa™ and ageLOC® R2 in the fourth quarter generated record global sales of approximately $100 million. The success of our new anti-aging products also elevated ageLOC® to become a billion-dollar brand in just three years since its introduction.

We followed up our record-breaking convention with a January launch of R2 in Japan and Korea, and the introduction of the ageLOC® Galvanic Body Spa™ in the U.S., Europe, and parts of the South Asia/Paciﬁc region. In the second and third quarters, we will continue the R2 roll out in the Greater China and the South Asia/Paciﬁc regions. This staggered launch approach allows us to effectively manage inventor y levels and focus our marketing efforts to fully maximize the global impact of new product introductions. And although our strong fourth quarter in 2011 will make for a tough comparison in 2012, we expect effective execution of these launches to enable us to continue to post solid growth in 2012.

To remain at the forefront of anti-aging innovation, we announced the fourth-quarter acquisition of our development partner, LifeGen Technologies. This acquisition is not only accretive to earnings, but it also brings us more than 30 years of genetic anti-aging science and gives us ownership of one of the world’s largest genetic databases on aging. We believe that we have only scratched the surface of what is possible with ageLOC® and look forward to applying new and breakthrough genetic science to our upcoming ageLOC® introductions, which will be focused on weight management and longevity.

A ‘NU GENERATION’ OF GLOBAL GROWTH

The rapid growth we are generating in emerging markets is shifting the balance of our geographic revenue mix, allowing us to penetrate emerging markets quickly while maintaining support for our more mature markets.

In mainland China, our 2011 initiatives helped drive enormous success, generating more than $150 million in annual revenue, which is a 67 percent improvement over the prior year. We remain conﬁdent in the future of our mainland China business and fully expect it to become our largest single market.

In South Asia/Paciﬁc, we are generating growth in virtually every country in the region, with revenue up nearly 30 percent for the year. By the end of 2011, we became the number-one direct selling company in Singapore. And while we did see some impact from recent ﬂooding in Thailand, we expect this market to rebound in 2012. Strong growth over the past several years in this region has propelled South Asia/Paciﬁc to be a signiﬁcant contributor to overall results.

South Korea also had another stellar year, with 2011 marking the seventh consecutive year of double-digit sales growth. We continue to maximize the global impact of many successful initiatives developed in Korea and in other markets, particularly with respect to product launch strategies and execution.

2011 presented some unexpected challenges in Japan. The natural disasters in March delayed our turnaround there and resulted in an additional 5 percent sales decline in the year. While the market continues to recover, we expect to see trend improvement in 2012. In addition, we recently relocated Luke Yoo, our highly successful Korean General Manager, to Tokyo to devote more of his attention to this market, giving us conﬁdence that Japan will return to growth in 2013.

Growth slowed in Europe in 2011; however, we launched the ageLOC® Galvanic Body Spa™ in January 2012 and are very pleased with the response. While it’s impossible to predict the extent to which a potentially worsening economic environment in Europe may impact results, we’re off to a very good start in 2012 and are projecting growth in the region this year.

Finally, the U.S. business beneﬁtted signiﬁcantly from the global convention in October. Like Europe, our U.S. distributors have responded favorably to the launch of the ageLOC® Galvanic Body Spa™ in January. We have positive expectations for our home market in 2012.

A ‘NU GENERATION’ OF PROFITABILITY AND IMPROVED SHAREHOLDER VALUE

We also surpassed our operating margin target for the year, reaching 15.3 percent in the fourth quarter and 15.3* percent for the year. We have been able to leverage increased revenue to generate efﬁciency improvements throughout the organization. With increased revenue and a higher level of proﬁtability, we generated operating cash ﬂow of $224 million, resulting in a year-end cash and current investment balance of $291 million with $137 million of debt.

Given our healthy cash position, we are investing back into the business to support long- term growth initiatives. In June, we broke ground on a $90 million, state-of-the-art Innovation Center at our Corporate headquarters that will be completed in mid-to-late 2013. We also began construction of a $50 million modern regional headquarters in Shanghai, China that will be complete in mid 2013, reﬂecting our optimism for this market.

During the year, we also stepped up our commitment to reward shareholders through our dividend policy with a mid-year increase in the dividend of approximately 20 percent. The strength of our business in 2011 justiﬁed another increase of 25 percent in January 2012. This continues our 11-year track record of increasing our dividend payout. With an increasing level of free cash ﬂow, and modest levels of debt and capital expenditure requirements, a signiﬁcant dividend increase was warranted and obviously speaks to the conﬁdence we have in the future and our commitment to generating shareholder value.

In November 2011, we accelerated our commitment to reach $4.00 earnings per share from the end of 2015 to Q1 2015. And we are ahead of schedule in our longer-term goal of reaching $5 billion of revenue by 2020. Needless to say, we are pleased to be operating ahead of plan.

* Excluding the impact of charges related to Japan’s custom case.

A ‘NU GENERATION’ OF SUCCESS

As we remain focused on sustaining growth and continually improving proﬁtability, Nu Skin is creating a ‘Nu Generation’ of success, accelerating our pace to becoming the world’s leading direct selling company.

We are well positioned for continued growth in 2012, as well as in the mid and longer terms. We enjoy a strong product cycle, we are generating steady growth in our distributor ranks, we continue to post impressive results in emerging markets, and we have demonstrated our commitment to improving proﬁtability levels. This creates momentum for another record year and an even brighter future for all those associated with Nu Skin.

Sincerely,

Blake M. Roney
CHAIRMAN
NU SKIN ENTERPRISES
Steven J. Lund
VICE CHAIRMAN
NU SKIN ENTERPRISES
Truman Hunt
PRESIDENT, CEO
NU SKIN ENTERPRISES